Exhibit 99.2

KINTANA, INC. AND

SUBSIDIARIES

Consolidated Financial Statements for

the Year Ended December 31, 2002

and Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of Kintana, Inc.:

We have audited the accompanying consolidated balance sheet of Kintana, Inc. and subsidiaries (“the Company”) as of December 31, 2002, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Kintana, Inc. and subsidiaries as of December 31, 2002, and the results of their operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

San Jose, California June 5, 2003

KINTANA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2002 (In thousands, except share and par value amounts)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,725
Accounts receivable, net of allowance for doubtful accounts of $309	9,294
Prepaid expenses and other current assets	1,172

Total current assets	13,191

PROPERTY AND EQUIPMENT, Net	2,586

DEPOSITS AND OTHER ASSETS	550

TOTAL ASSETS	$16,327

LIABILITIES, REDEEMABLE AND CONVERTIBLE PARTICIPATING PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$1,222
Accrued liabilities	8,802
Unearned revenue	7,961

Total current liabilities	17,985

COMMITMENTS AND CONTINGENCIES (Note 8)

REDEEMABLE PREFERRED STOCK, $0.001 par value; shares authorized and outstanding:
1,391,212 shares (liquidation preference $4,711)	4,081

CONVERTIBLE PARTICIPATING PREFERRED STOCK:
Series A, $0.001 par value; shares authorized and outstanding: 2,782,424 (liquidation preference $4,300)	2,887
Series B, $0.001 par value; shares authorized 3,897,737; shares outstanding: 3,883,349; (liquidation preference $26,989)	25,306
Series B-1, $0.001 par value; shares authorized: 900,000; shares outstanding: 433,198 (liquidation preference $3,011)	2,999

STOCKHOLDERS’ DEFICIT:
Common stock, $0.001 par value, 100,000,000 shares authorized; shares issued and outstanding: 28,964,671	29
Additional paid-in capital	29,902
Notes receivable from stockholders	(1,740)
Deferred stock compensation	(1,643)
Accumulated deficit	(63,479)

Total stockholders’ deficit	(36,931)

TOTAL LIABILITIES, REDEEMABLE AND CONVERTIBLE PARTICIPATING PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$16,327

See notes to consolidated financial statements.

KINTANA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2002 (In thousands)

REVENUES:
Licenses	$21,619
Maintenance and support	8,853
Services	14,053

Total revenues	44,525
COST OF REVENUES:
Licenses	134
Maintenance and support	1,691
Services (excluding amortization of deferred stock compensation)	10,999
Amortization of deferred stock compensation	682

Total cost of revenues	13,506

GROSS PROFIT	31,019
OPERATING EXPENSES:
Sales and marketing (excluding amortization of deferred stock compensation)	16,540
Research and development (excluding amortization of deferred stock compensation)	9,826
General and administrative (excluding amortization of deferred stock compensation)	3,648
Amortization of deferred stock compensation*	1,463

Total operating expenses	31,477

LOSS FROM OPERATIONS	(458)
OTHER EXPENSE, Net	(64)

NET LOSS	(522)
ACCRETION OF REDEMPTION VALUE ON REDEEMABLE PREFERRED STOCK	(41)
DIVIDEND ON REDEEMABLE PREFERRED STOCK	(264)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(827)

* Amortization of deferred stock compensation:
Sales and marketing	$488
Research and development	708
General and administrative	267

$1,463

See notes to consolidated financial statements.

KINTANA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

YEAR ENDED DECEMBER 31, 2002 (In thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Notes Receivable from Stockholders	Deferred Stock Compensation	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
BALANCES, January 1, 2002	28,852,522	$29	$32,024	$(1,740)	$(5,978)	$(62,652)	$(38,317)
Exercise of stock options for cash	112,149		68				68
Deferred stock compensation			(2,190)		2,190		—
Amortization of deferred stock compensation					2,145		2,145
Accretion of redemption value on redeemable preferred stock						(41)	(41)
Redeemable preferred stock dividend						(264)	(264)
Net loss						(522)	(522)

BALANCES, December 31, 2002	28,964,671	$29	$29,902	$(1,740)	$(1,643)	$(63,479)	$(36,931)

See notes to consolidated financial statements

KINTANA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2002 (In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(522)
Adjustments to reconcile net loss to net cash used in (provided by) operating activities:
Depreciation and amortization	1,669
Amortization of deferred stock compensation	2,145
Loss on disposal of equipment	62
Changes in operating assets and liabilities:
Accounts receivable	(3,333)
Prepaid expenses and other current assets	(524)
Deposits and other assets	(130)
Accounts payable	(1,096)
Accrued liabilities	1,264
Unearned revenue	646

Net cash provided by operating activities	181

CASH FLOWS FROM INVESTING ACTIVITIES – purchase of property and equipment	(66)

CASH FLOWS FROM FINANCING ACTIVITIES – exercise of stock options	68

NET INCREASE IN CASH AND CASH EQUIVALENTS	183
CASH AND CASH EQUIVALENTS, Beginning of year	2,542

CASH AND CASH EQUIVALENTS, End of year	$2,725

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$44

NONCASH INVESTING AND FINANCING ACTIVITIES:
Redeemable preferred stock dividend	$264

Accretion of redeemable preferred stock	$41

See notes to consolidated financial statements

KINTANA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2002

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Kintana, Inc. (the “Company”), was incorporated on August 28, 1995. The Company provides software applications and services for technology chain management that enable companies to automate and manage their information technology resources and to reduce the time and cost required to implement technology-intensive business solutions.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of intercompany transactions and balances.

Foreign Currency Translation - The functional currency of the Company’s foreign subsidiaries is the U.S. dollar. Accordingly, the financial statements of those subsidiaries, which are maintained in the local currency, are re-measured into U.S. dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation.” Exchange gains or losses from re-measurement of monetary assets and liabilities that are not denominated in U.S. dollars were not material for any period presented and are included in the consolidated statements of operations.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents -The Company considers all highly liquid debt instruments with an original maturity from the date of purchase of three months or less to be cash equivalents.

Concentration of Credit Risk - Financial instruments that potentially subject the Company to concentration of credit risk include cash and cash equivalents, which are maintained at major financial institutions, and accounts receivable. The Company does not require collateral or other security to support accounts receivable and maintains reserves for estimated credit losses. The Company’s credit risk is mitigated by its credit evaluation process. At December 31, 2002, one customer accounted for 15% of total receivables. During 2002 no customers accounted for more than 10% of total revenues.

Property and Equipment - Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives the assets as follows: computer equipment - three years; computer software - three years; furniture and fixtures - seven years. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the improvements.

Software Development Costs - Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional development costs would be capitalized in accordance with SFAS No. 86, “Computer Software To Be Sold, Leased, or Otherwise Marketed.” Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of - The Company evaluates its long-lived assets for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value (using a discounted cash flow model) less costs to sell. No significant impairment charges have been recorded through December 31, 2002.

Revenue Recognition - The Company’s revenue recognition policy is consistent with Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition,” as amended. License revenues are comprised of license fees for the Company’s software products. Revenue from license fees is recognized under the residual method when an agreement has been signed, delivery of the product has occurred, the fee is fixed or determinable, collectibility is probable and vendor-specific objective evidence of fair value (“VSOE”) exists to allocate a portion of the total fee to any undelivered elements of the arrangement. VSOE has been established by historical renewal rates. For electronic delivery, the software is considered to have been delivered when the Company has provided the customer with the access codes that allow for immediate possession of the software. If the fee due from the customer is not fixed or determinable, revenues are recognized as payments become due from the customer.

Revenue from maintenance and support arrangements is recognized on a straight-line basis over the term of the support agreement, which is typically one year. Support arrangements do not provide for specified upgrade rights but do provide technical support and the right to unspecified upgrades on an if- and-when-available basis. If support or services are included in an arrangement that includes a license agreement, amounts related to support or services are allocated based on their VSOE. VSOE for support and services is based on the price when such elements are sold separately, or, when not sold separately, the price as established by management having the relevant authority. Service revenues are comprised of revenue from consulting and training fees. Consulting and training revenues are recognized when provided to the customer. Service revenues reflect the adoption of Emerging Issues Task Force (“EITF”) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out- of-Pocket’ Expenses Incurred,” which requires reimbursable out-of-pocket expenses to be reported as revenue. Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as unearned revenue.

Advertising Costs - Advertising costs are expensed as incurred. Advertising costs, which are included in sales and marketing expenses, were $200,000 during 2002.

Stock-Based Compensation - The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” as amended. Effective in 1997, the Company adopted the disclosure option of SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123 requires that companies that do not choose to account for stock-based compensation as prescribed by this statement shall disclose the pro forma effects on earnings as if SFAS No. 123 had been adopted. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated, through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. These models also require subjective assumptions, including expected time to exercise, which greatly affect the calculated values.

The Company’s calculations for employee grants were made using the Black-Scholes valuation model (minimum value method) with the following weighted average assumptions: expected life of four years from date of grant; risk free interest rate of 4.00%; and no dividends during the expected term. The Company’s calculations are based on a multiple award valuation approach and forfeitures are recognized as they occur.

The following table illustrates the effect on net loss for the year ended December 31, 2002 if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands):

Reported net loss	$(522)
Add total stock-based employee compensation expense included in reported net loss	2,145
Deduct total stock-based employee compensation expense determined under fair value based method for all awards	(2,681)

Pro forma net loss	$(1,058)

Income Taxes - The Company accounts for income taxes using an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes, net operating loss carryforwards and other tax credits measured by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.

Comprehensive Loss - The Company had no items of other comprehensive income or loss. Accordingly, comprehensive loss equals net loss for all periods presented.

Certain Significant Risks and Uncertainties - The Company operates in the software industry, and accordingly, can be affected by a variety of factors including factors described in these notes. For example, changes in any of the following areas, among others, could have a significant negative effect on the Company in terms of its future financial position, results of operations or cash flows: ability to increase revenues; the hiring, training and retention of key employees; development of sales distribution capabilities; software industry risks, including reductions in corporate technology spending; market acceptance of the Company’s products under development; fundamental changes in the technology underlying the Company’s software products; decreases in purchases or implementations of enterprise software; the Company’s lengthy sales cycle; the Company’s dependence on its direct sales force; dependence on sales of specific products; the Company’s dependence on third-party relationships; growth in demand for the Company’s professional services; risks of international operations; arbitration, litigation or other claims against the Company or its intellectual property; adverse changes in domestic and international market conditions; successful and timely completion of product development efforts; product introductions by competitors and the ability to obtain additional financing.

Recently Adopted Accounting Standards - In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, “Goodwill and Other Intangible Assets”, which addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. The Company adopted SFAS No. 142 on January 1, 2002. The adoption of SFAS No. 142 did not have any impact on the Company’s consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally “Emerging Issues Task Force (“EITF”) Issue No. 94-3.” The Company will adopt the provisions of SFAS No. 146 for restructuring activities initiated after December 31, 2002. SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The Company will adopt FIN 45 for guarantees issued or modified after December 31, 2002. Management has not yet determined the effect that the adoption of FIN 45 will have on the Company’s consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee Compensation. The disclosure requirements of SFAS No. 148 are included in these consolidated financial statements (see “Stock-Based Compensation” in Note 1). Management has not yet determined the effect, if any, that the transition provisions of SFAS No. 148 would have on the Company’s consolidated financial statements.

2.	PROPERTY AND EQUIPMENT, NET

Property and equipment at December 31, 2002 is comprised of the following (in thousands):

Computer equipment	$2,264
Computer software	1,697
Furniture and fixtures	1,434
Leasehold improvements	1,350

6,745
Less accumulated depreciation and amortization	(4,159)

$2,586

3.	ACCRUED LIABILITIES

Accrued liabilities at December 31, 2002 consist of the following (in thousands):

Accrued compensation	$2,781
Deferred rent	611
Accrued sales and other taxes	1,659
Commissions and employee expenses payable	1,177
Accrued dividend on redeemable preferred stock	939
Other accruals	1,635

$8,802

4.	BANK LINE OF CREDIT

In August 2000, the Company entered into a revolving line of credit arrangement with a commercial bank that enabled the Company to borrow up to a total of $7.5 million. Borrowings under the revolving line of credit bear interest at the bank’s prime rate (4.8% at December 31, 2002) plus 2% and are collateralized by substantially all of the Company’s assets. The credit arrangement was renewed in August 2002 to allow for borrowings up to $8.0 million, of which $2.0 million was set aside as a stand-by letter of credit for the Company’s leased office facility. No amounts were outstanding under this arrangement at December 31, 2002.

5.	INCOME TAXES

Due to the Company’s net loss, no provision for income tax was recorded in the year ended December 31, 2002.

At December 31, 2002 the Company has net operating loss carryforwards of approximately $17.7 million for federal and $12.2 million for state income tax purposes, which will begin to expire in 2020 and 2005, respectively. The Company has foreign net operating loss carryforwards of approximately $4.7 million in the United Kingdom, $2.5 million in Germany, and $1.9 million in France for income tax purposes. These losses will not expire in the United Kingdom or Germany. They will begin to expire in 2005 in France. Due to the losses incurred by the Company’s foreign subsidiaries, no foreign tax provision has been recorded.

The Company has research and development credit carryforwards of approximately $893,000 and $481,000 for federal and California income tax purposes, respectively. The federal credits begin to expire in 2020. The California credits have no expiration.

When a change in ownership of the Company exceeds specified limits, existing loss and credit carryforwards may become restricted from use. Such restrictions then lapse over a period of time determined by the relationship between the amount of the loss carry-forwards and the valuation of the Company at the time of the change. Any such ownership change could significantly limit the Company’s ability to utilize its tax carryforwards.

Deferred tax assets and liabilities at December 31, 2002 are comprised of the following (in thousands):

Net operating loss carryforwards	$9,970
Deferred stock compensation	3,943
Unearned revenue	2,024
Research and development credits	1,374
Accrued liabilities	849
Other	1,737

Total deferred tax assets	19,897
Valuation allowance	(19,897)

Net deferred tax assets	$—

The Company has taken a valuation allowance against its entire deferred tax assets at December 31, 2002 due to the uncertainty of realizing future tax benefits from its net operating loss carry forwards and other deferred tax assets. During the year ended December 31, 2002, the Company increased the valuation allowance against deferred tax assets by $466,000.

6.	PREFERRED STOCK AND WARRANTS

In September 2000, the Company entered into a note and warrant purchase agreement with certain stockholders (including its Chief Executive Officer) whereby the Company issued 8% convertible promissory notes which were converted in November 2000 into 145,430 shares of Series B convertible participating preferred stock ($1.0 million to its CEO) and 145,428 shares of Series B-1 convertible participating preferred stock ($999,000 net of issuance costs of $12,000). In addition, the Chief Executive Officer received warrants to purchase 14,388 shares of Series B convertible participating preferred stock and the other stockholders received warrants to purchase 14,386 shares of Series B-1 convertible participating preferred stock at $0.01 per share. The warrants were exercisable upon issuance and Series B-1 warrants expire on the earlier of (i) an IPO or (ii) a liquidation event. The fair value of the warrants at the date of issuance was estimated to be $63,000. The Company valued the warrants using the Black-Scholes model with the following assumptions: risk-free interest rate of 5.83%, contractual life of 365 days, and expected volatility of 75%. No warrants were exercised prior to December 31, 2000. The estimated fair value of these warrants has been accounted for as interest expense as the warrant was originally issued in connection with a promissory note. A portion of the shares of common stock issuable upon the conversion of Series B- 1 convertible participating preferred stock is subject to a repurchase agreement whereby the Company can repurchase such shares of common stock at a cost of $0.001 per share. The repurchase right expires 60 days after certain qualifying events such as an IPO. This repurchase right results in an effective conversion rate of one share of common stock for each share of Series B-1 convertible participating preferred stock.

During 2001 the Company did not achieve certain financial targets as defined in the preferred stock agreements. As a result, the number of common shares into which each share of Series B and B-1 convertible participating preferred stock is convertible was increased from one to 1.11, subject to certain adjustments as described in the preferred stock agreements. The Company can be required to convert the convertible participating preferred stock into common stock at the consent of not less than two-thirds of the outstanding convertible participating preferred stockholders, voting together as a single class. Each share of convertible participating preferred stock automatically converts into common stock upon the closing of the sale of the Company’s common stock in a public offering in which the aggregate cash proceeds, net of underwriting discounts and commissions, exceed $20.0 million and the offering price equals or exceeds $4.3128 per share. The redeemable preferred stock does not have conversion rights.

In November 2000, the Company sold 1,467,626 shares of Series B convertible participating preferred stock at $6.95 per share for net proceeds of $10.1 million (less issuance costs of $136,000). As part of the issuance of Series B convertible participating preferred stock, the Company issued warrants to purchase 719,425 shares of the Company’s Series B convertible participating preferred stock for $6.95 per share. The warrants were exercisable after November 15, 2000 and expired on December 31, 2000. The fair value of the warrants at the date of issuance was estimated to be $540,000. The Company valued the warrants using the Black-Scholes model with the following assumptions: risk-free interest rate of 5.83%, contractual life of 46 days, and expected volatility of 75%. None of the warrants had been exercised by December 31, 2000. The estimated fair value of these warrants has been accounted for as a reduction to the preferred stock financing proceeds. In January 2001, the Company’s Board of Directors approved the extension of the expiration date of these warrants from December 31, 2000 to March 31, 2001. The increase in the fair value of the warrants as a result of this extension was estimated to be $312,000 and has been accounted for as a deemed dividend to Series B convertible participating preferred stockholders. These warrants expired unexercised on March 31, 2001.

During 2001, the Company sold 2,270,293 shares of Series B convertible participating preferred stock and 287,770 shares of Series B-1 convertible participating preferred stock for net proceeds of $16.8 million, net of issuance costs of $1.0 million.

The Company will issue additional shares of common stock to Series B convertible participating preferred stockholders if the sales price in the Company’s next liquidity event such as an IPO is lower than a predetermined price per share. The Company will measure the contingent beneficial conversion feature at the commitment date and treat this feature as a preferred dividend but will not recognize this preferred dividend in earnings until the date the contingency is resolved.

The significant terms of the convertible participating preferred stock and the redeemable preferred stock are as follows:

•	The holders of the convertible participating preferred stock have voting rights equivalent to the number of shares of common stock into which they are convertible. The holders of redeemable preferred stock are entitled to one vote per share and to vote with the holders of common stock, voting together as a single class.

•

The convertible participating preferred stockholders are entitled to receive dividends as determined by the Board of Directors, as well as participation in any dividends declared or paid to the common stockholders. The holders of redeemable preferred stock are entitled to receive cumulative cash dividends on the redeemable preferred stock at the rate per annum of $0.19 per share (adjusted to protect against dilution). Such dividends accumulate annually as of December 31 of each year beginning June 11, 1999 until paid and will be cumulative, to the extent unpaid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for payment. As of December 31, 2002, the Company had recorded $939,000 with respect to the dividends attributable to the redeemable preferred stockholders.

•	In the event of a liquidation, dissolution, winding up or change of control of the Company, the holders of Series A convertible participating preferred stock, Series B convertible participating preferred stock, and Series B- 1 convertible participating preferred stock are entitled to receive $1.5454, $6.95 and $6.95 per share, respectively, subject to adjustment based on the value of the liquidation event plus an amount equal to the value of the shares of common stock into which such shares of convertible participating preferred stock are convertible as established in connection with an extraordinary transaction as defined in the preferred financing agreement, plus any declared but unpaid dividends, plus any accrued interest in the event of a prohibited redemption at the rate of 12% per annum, or 5% over the prime rate during the period from the applicable redemption through the date the shares are redeemed. The holders of Series B and B- 1 convertible participating preferred stock may not receive an aggregate liquidation amount of more than $17.38 per share. Redeemable preferred stockholders are entitled to receive $3.09 per share, plus any accumulated but unpaid dividends, plus any accrued interest in the event of a prohibited redemption at the rate of 12% per annum, or 5% over the prime rate during the period from the applicable redemption date through the date the shares are redeemed, prior to any distribution to the common stockholders. If the amounts payable to the redeemable preferred stockholders are not paid in full, the convertible preferred stockholders and redeemable preferred stockholders shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

•	Upon the written consent of the holders of not less than two-thirds of convertible participating preferred stock (voting together as a single class), at any time on or after January 1, 2006 and prior to June 11, 2006, at any time on or after June 11, 2006 and prior to June 11, 2007, at any time on or after June 11, 2007, up to 33.3%, 66.6% and l00%, respectively, of the originally-issued convertible participating preferred stock may be redeemed. The per share redemption price for the Series A, Series B and Series B-1 convertible participating preferred stock will be equal to the amount each Series would receive upon a liquidation, dissolution, winding up or change of control of the Company, as defined above.

•	The redeemable preferred stock must be redeemed at the closing of a qualifying initial public offering. In addition, upon the written consent of the holders of not less than two-thirds of redeemable preferred stock, at any time on or after January 1, 2006 and prior to June 11, 2006, at any time on or after June 11, 2006 and prior to June 11, 2007, at any time on or after June 11, 2007, up to 33.3%, 66.6% and 100%, respectively, of the originally-issued redeemable preferred stock. The per- share redemption price for the redeemable preferred stock will be $3.09 plus any accumulated but unpaid dividends. As of December 31, 2002, the Company has accreted to the redemption value a total of $136,000 attributable to the redeemable preferred stock.

7.	STOCKHOLDERS’ EQUITY

Stock Option Plans

The 1997 Equity Incentive Plan (“the 1997 Plan”) provides for the granting of stock options and restricted stock to employees and consultants of the Company. Options granted under the 1997 Plan may be either incentive stock options or nonqualified stock options. Incentive stock options (“ISO”) may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options (“NSO”) may be granted to Company employees and consultants. The Company has reserved 9,160,506 shares of common stock for issuance under the 1997 Plan.

Options under the 1997 Plan may be granted for periods of up to ten years. The exercise price of an ISO, NSO and restricted stock shall not be less than l00%, 85% and 85% of the estimated fair value of the shares on the date of grant, respectively, and the exercise price of an ISO, NSO and restricted stock granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Options are exercisable immediately in the event of termination and are then subject to repurchase by the Company. This repurchase right generally lapses over the original vesting schedule. Options generally vest over four years.

In July 2000, the Company’s Board of Directors adopted the U.K. Company Share Option Plan (the “UK Plan”) with respect to the Company’s wholly owned United Kingdom subsidiary. The provisions of the UK Plan are similar to those of the I997 Plan. The Company has reserved 160,000 shares of Kintana, Inc.’s common stock for issuance under the UK Plan.

Stock option activity for all plans is summarized as follows:

	Number of Shares	Weighted Average Exercise Price
Balance, January 1, 2002 (1,866,313 vested at a weighted average exercise price of $1.94 per share)	4,778,901	$2.3744

Granted (weighted average fair value of $0.66 per option)	1,073,300	3.0000
Exercised	(112,149)	0.6051
Canceled	(1,090,882)	2.8454

Balance, December 31, 2002	4,649,170	$2.4510

The following table summarizes information as of December 31, 2002 concerning currently outstanding and vested options:

		Options Outstanding		Options Vested
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$0.0375	257,308	5.41	$0.0375	254,075	$0.0375
0.5000	232,188	6.05	$0.5000	219,918	$0.5000
1.0000	612,669	6.83	$1.0255	519,480	$1.0300
3.0000	3,547,005	8.82	$3.0000	1,627,552	$3.0000

	4,649,170	7.82	$2.4510	2,621,025	$2.1126

At December 31, 2002, 1,442,638 shares remained available for future grant.

Notes Receivable from Stockholders

At December 31, 2002, notes receivable from stockholders, representing notes receivable from certain officers and other employees of the Company, were comprised of (in thousands, except share and per share amounts):

		Stock Purchased
Issue Date	Amount	Number	Price Per Share	Interest Rate
January 3, 2000	$1,643	1,645,000	$1.00	6%
June 1, 2000	100	33,333	3.00	8%

In January 2000, the Company sold 1,645,000 shares of common stock to its Chief Executive Officer for $1.00 per share.

These full recourse notes are secured by common stock and generally are due three years from the issue dates. The stock sold in connection with certain of these notes is subject to repurchase by the Company at the original issuance price. This right generally lapses over a four-year period subject to continued employment. At December 31, 2002, 582,947 shares of common stock were subject to repurchase.

Deferred Stock Compensation

The Company accounts for its stock-based awards to employees and other equity transactions using the intrinsic value method in accordance with APB No. 25. Accordingly, the Company records deferred stock compensation equal to the difference between the grant price and deemed fair value of the Company’s common stock on the date of grant. Such deferred stock compensation is being amortized to expense over the vesting period of the options, generally four years, using a multiple option award approach which results in accelerated amortization of the expense. The weighted average fair value of the Company’s common stock was $3.00 per share for the year ended December 31, 2002.

8.	COMMITMENTS

Commitments

The Company leases its office facilities and certain equipment under non-cancelable operating leases that expire through 2006.

At December 31, 2002, future minimum lease payments under all non-cancelable leases are as follows (in thousands):

Year Ending December 31,
2003	$3,267
2004	3,055
2005	2,420
2006	101

$8,843

Rent expense for the year ended December 31, 2002 totaled $3.7 million.

Contingencies

In January 2003 the Company received a letter demanding compensation related to a transaction completed in 2001. The potential exposure to the Company in relation to this matter is approximately $2.0 million which is included in unearned revenue. The Company’s management believes the demand is without merit and intends to defend it vigorously.

Under the indemnification of the Company’s standard reseller agreements and software license agreements, the Company agrees to defend the reseller/licensee against third party claims asserting infringement by Company’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

The Company is subject to various other claims arising in the normal course of business. While the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s consolidated financial statements.

9.	EMPLOYEE BENEFIT PLANS

The Company has a 401(k) Savings Plan (the “401(k) Plan”), which covers all full-time employees who are at least 21 years old and have completed three months of service. Participants may contribute a portion of their earnings to the 401(k) Plan, up to a maximum allowed under the law. A discretionary profit sharing contribution may be made by the Company. The Company has not made any contributions through December 31, 2002.

10.	RESTRUCTURING CHARGES

During 2001, the Company reduced its workforce by 71 full-time regular employees across all departments and decided to close certain of its facilities. These actions resulted in charges of $1.4 million in 2001, of which $1.3 million related to employee separation expenses (including severance pay, outplacement services, and medical and other related benefits) and $112,000 related to facility charges. Cash payments were $735,000 and $652,000 during 2001 and 2002, respectively. At December 31, 2002, there were no remaining accrued liabilities related to these actions.

11.	SUBSEQUENT EVENT

In May 2003, the Company signed a non-binding term sheet outlining the terms of a proposed transaction that would result in the Company being acquired by another company. The proposed transaction remains subject to certain conditions, including the signing of a definitive agreement and approval by the Company’s stockholders. There can be no assurances that the transaction will be consummated.

KINTANA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

KINTANA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

DECEMBER 31, 2002 AND JUNE 30, 2003 (In thousands)

	December 31, 2002	June 30, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,725	$2,069
Accounts receivable, net of allowance for doubtful accounts of $309 and $1,277, respectively	9,294	9,763
Prepaid expenses and other current assets	1,172	1,062

Total current assets	13,191	12,894

PROPERTY AND EQUIPMENT, Net	2,586	1,987

DEPOSITS AND OTHER ASSETS	550	704

TOTAL ASSETS	$16,327	$15,585

LIABILITIES, REDEEMABLE AND CONVERTIBLE PARTICIPATING PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$1,222	$1,244
Accrued liabilities	8,802	5,321
Unearned revenue	7,961	8,613

Total current liabilities	17,985	15,178

CONTINGENCIES (Note 10)

REDEEMABLE PREFERRED STOCK	4,081	5,175

CONVERTIBLE PARTICIPATING PREFERRED STOCK:
Series A	2,887	2,887
Series B	25,306	25,306
Series B-1	2,999	2,999

STOCKHOLDERS’ DEFICIT:
Common stock	29	29
Additional paid-in capital	29,902	33,711
Notes receivable from stockholders	(1,740)	(1,740)
Unearned stock-based compensation	(1,643)	(715)
Accumulated deficit	(63,479)	(67,245)

Total stockholders’ deficit	(36,931)	(35,960)

TOTAL LIABILITIES, REDEEMABLE AND CONVERTIBLE PARTICIPATING PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$16,327	$15,585

The accompanying notes are an integral part of these condensed consolidated financial statements.

KINTANA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2002 AND 2003 (In thousands)

	Six months ended June 30,
	2002	2003
REVENUES:
Licenses	$9,878	$10,933
Maintenance and support	4,211	5,161
Services	6,554	7,380

Total revenues	20,643	23,474

COST OF REVENUES:
Licenses	64	212
Maintenance and support	742	1,030
Services (excluding stock-based compensation)	5,281	5,831
Stock-based compensation	754	1,510

Total cost of revenues	6,841	8,583

GROSS PROFIT	13,802	14,891

OPERATING EXPENSES:
Sales and marketing (excluding stock-based compensation)	8,459	8,569
Research and development (excluding stock-based compensation)	4,658	5,094
General and administrative (excluding stock-based compensation)	1,850	1,620
Stock-based compensation*	1,655	4,245

Total operating expenses	16,622	19,528

LOSS FROM OPERATIONS	(2,820)	(4,637)

OTHER EXPENSE, Net	(43)	(47)

NET LOSS	(2,863)	(4,684)

ACCRETION OF REDEMPTION VALUE ON REDEEMABLE PREFERRED STOCK	(20)	(22)

DIVIDEND ON REDEEMABLE PREFERRED STOCK	(132)	(132)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(3,015)	$(4,838)

* Stock-based compensation:
Sales and marketing	$563	$1,976
Research and development	788	1,028
General and administrative	304	1,241

	$1,655	$4,245

The accompanying notes are an integral part of these condensed consolidated financial statements.

KINTANA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2002 AND 2003 (In thousands)

	Six months ended June 30,
	2002	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,863)	$(4,684)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	841	696
Provision for allowance for doubtful accounts	112	967
Stock-based compensation	2,409	5,755
Changes in operating assets and liabilities:
Accounts receivable	(2,578)	(1,436)
Prepaid expenses and other current assets	(53)	110
Deposits and other assets	(54)	(154)
Accounts payable	(614)	22
Accrued liabilities	234	(2,542)
Unearned revenue	(249)	652

Net cash used in operating activities	(2,815)	(614)

CASH FLOWS FROM INVESTING ACTIVITIES – purchase of property and equipment	(52)	(97)
CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of stock options	5	55
Cash proceeds from line of credit, net	625	—

Net cash provided by financing activities	630	55

NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,237)	(656)
CASH AND CASH EQUIVALENTS, Beginning of period	2,542	2,725

CASH AND CASH EQUIVALENTS, End of period	$305	$2,069

The accompanying notes are an integral part of these condensed consolidated financial statements.

KINTANA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Kintana, Inc. (the “Company”), was formed on August 28, 1995. The Company provides software applications and services for technology chain management that enable companies to automate and manage their information technology resources and to reduce the time and cost required to implement technology-intensive business solutions.

Basis of Presentation - The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of intercompany transactions and balances. These interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information, consistent, in all material respects, with those applied in preparing the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2002. The unaudited financial information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, that in the Company’s opinion are necessary to fairly state the Company’s consolidated financial position, the results of operations, and cash flows for the periods presented. These interim condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2002. The condensed consolidated statements of operations for the six months ended June 30, 2003 are not necessarily indicative of results to be expected for the entire fiscal year ending December 31, 2003.

Concentration of Credit Risk - Financial instruments that potentially subject the Company to concentration of credit risk include cash and cash equivalents, which are maintained at two major financial institutions, and accounts receivable. The Company does not require collateral or other security to support accounts receivable and maintains reserves for estimated credit losses. The Company’s credit risk is mitigated by its credit evaluation process. At December 31, 2002, one customer accounted for 15% of total receivables and at June 30, 2003, another customer accounted for 14% of total receivables. During the six months ended June 30, 2002, one customer accounted for 13% of total revenues and during the six months ended June 30, 2003, no customers accounted for more than 10% of total revenues.

Certain Significant Risks and Uncertainties - The Company operates in the software industry, and accordingly, can be affected by a variety of factors including factors described in these notes. For example, changes in any of the following areas, among others, could have a significant negative effect on the Company in terms of its future financial position, results of operations or cash flows: ability to increase revenues; the hiring, training and retention of key employees; development of sales distribution capabilities; software industry risks, including reductions in corporate technology spending; market acceptance of the Company’s products under development; fundamental changes in the technology underlying the Company’s software products; decreases in purchases or implementations of enterprise software; the Company’s lengthy sales cycle; the Company’s dependence on its direct sales force; dependence on sales of specific products; the Company’s dependence on third-party relationships; growth in demand for the Company’s professional services; risks of international operations; arbitration, litigation or other claims against the Company or its intellectual property; adverse changes in domestic and international market conditions; successful and timely completion of product development efforts; product introductions by competitors and the ability to obtain additional financing.

Guarantees - In November 2002, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34” (“FIN No. 45”). The Interpretation requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. The Interpretation also requires additional disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees it has issued. The accounting requirements for the initial recognition of guarantees are applicable on a prospective basis for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for all guarantees outstanding, regardless of when they were issued or modified, during the first quarter of fiscal 2003. The adoption of FIN No. 45 did not have a material effect on the Company’s condensed consolidated financial statements. The following is a summary of the agreements that the Company has determined is within the scope of FIN No. 45:

Under the indemnification of the Company’s standard reseller agreements and software license agreements, the Company agrees to defend the reseller/licensee against third party claims asserting infringement by Company’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company has not incurred significant costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is insignificant. Accordingly, the Company has no liabilities recorded for these agreements as of June 30, 2003.

The Company may, at its discretion and in the ordinary course of business, subcontract the performance of any of its services. Accordingly, the Company enters into standard indemnification agreements with its customers, whereby its customers are indemnified for other acts, such as personal property damage, of its subcontractors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, it has general and umbrella insurance policies that enable the Company to recover a portion of any amounts paid. The Company has not incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is insignificant. Accordingly, the Company has no liabilities recorded for these agreements as of June 30, 2003.

The Company warrants that its software products will perform in all material respects in accordance with its standard published specifications in effect at the time of delivery of the licensed products to the customer for the life of the product. Additionally, the Company warrants that its maintenance services will be performed consistent with generally accepted industry standards through completion of the agreed upon services. If necessary, the Company would provide for the estimated cost of product and service warranties based on specific warranty claims and claim history, however, it has not incurred expenses under its product or services warranties. As a result, the Company believes the estimated fair value on these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of June 30, 2003.

Stock-Based Compensation - The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” as amended. The Company adopted the disclosure option of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure Amendment of SFA No. 123.” SFAS No. 123, as amended by SFAS No. 148, requires companies that do not choose to account for stock-based compensation as prescribed by this statement shall disclose the pro forma effects on earnings as if SFAS No. 123 had been adopted. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated, through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. These models also require subjective assumptions, including expected time to exercise, which greatly affect the calculated values.

The Company’s calculations for employee grants were made using the Black-Scholes valuation model (minimum value method) with the following weighted average assumptions: expected life of four years from date of grant; risk free interest rate of 4.27% and 2.74% for the six months ended June 30, 2002 and 2003, respectively; no dividends and zero volatility rate during the expected term. The Company’s calculations are based on a multiple award valuation approach and forfeitures are recognized as they occur. Based upon these assumptions, the weighted average minimum valuation per share of options granted under the Company’s stock option plans during the six months ended June 30, 2002 and 2003 was $0.71 and $0.47, respectively.

The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands):

	Six months ended June 30,
	2002	2003
Reported net loss	$(2,863)	$(4,684)
Add:
Total stock-based employee compensation expense included in reported net loss	1,428	5,459
Deduct:
Total stock-based employee compensation expense determined under fair value based method for stock options(1)	(638)	(837)

Pro forma net loss	$(2,073)	$(62)

(1)	Includes all awards granted, modified or settled for which the fair value was required to be measured under SFAS 123, except restricted stock. Restricted stock expense, included in reported net loss, for the six months ended June 30, 2002 and 2003 was $981 and $296, respectively.

Comprehensive Loss - The Company had no items of other comprehensive income or loss. Accordingly, comprehensive loss equals net loss for all periods presented.

Reclassification - The condensed consolidated statement of cash flows for the six months ended June 30, 2002 has also been modified to conform to the current year presentation, namely the reclassification between allowance for doubtful accounts and trade accounts receivable.

Recent Accounting Standards - In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF No. 00-21”). EITF No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue-generating activities. The final consensus is applicable to agreements entered into in fiscal periods beginning after June 15, 2003. The provisions of this consensus are not expected to have a material impact on the Company’s results of operations or financial position.

In January 2003, the FASB issued Interpretation No. 46 (“FIN No. 46”), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, which relates to the identification of, and financial reporting for, variable-interest entities (VIEs). The effective date for new entities that are created after January 31, 2003 is no later than the beginning of the first interim or annual reporting period that starts after July 1, 2003. In October 2003, FASB Staff Position deferred the effective date for existing VIEs created before January 31, 2003 to the first interim or annual reporting period that ends after December 15, 2003. The Company is currently evaluating the impact of the adoption of FIN No. 46 on its financial position and results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It requires financial instruments within its scope be classified as a liability (or an asset in some circumstances). Many of those financial instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. For financial instruments created before and still existing as of the issuance of this statement, a cumulative effect of change in accounting principle shall be reported upon implementation in the first interim period beginning after June 15, 2003. Upon adoption of this standard in the third quarter of fiscal 2003, the Company will reclassify its Convertible Participating Preferred Stock to liabilities.

2.	PROPERTY AND EQUIPMENT, NET

Property and equipment at December 31, 2002 and June 30, 2003 is comprised of the following (in thousands):

	December 31, 2002	June 30, 2003
Computer equipment	$2,264	$2,350
Computer software	1,697	1,708
Furniture and fixtures	1,434	1,434
Leasehold improvements	1,350	1,350

	6,745	6,842
Less accumulated depreciation and amortization	(4,159)	(4,855)

	$2,586	$1,987

Depreciation and amortization expense for the six months ended June 30, 2002 and 2003 was $841,000 and $696,000, respectively.

3.	ACCRUED LIABILITIES

Accrued liabilities at December 31, 2002 and June 30, 2003 consist of the following (in thousands):

	December 31, 2002	June 30, 2003
Accrued compensation	$2,781	$2,275
Deferred rent	611	546
Accrued sales and other taxes	1,659	1,142
Commissions and employee expenses payable	1,177	978
Accrued dividend on redeemable preferred stock	939	—
Other accruals	1,635	380

	$8,802	$5,321

4.	RECLASSIFICATION OF DIVIDEND PAYABLE

At June 30, 2003, the Company reclassified the cumulative unpaid dividend to its redeemable preferred stockholders of $1.1 million from accrued liabilities to redeemable preferred stock. In addition, it reclassified the cumulative accrued dividend of $1.1 million from accumulated deficit to additional paid-in capital.

5.	BANK LINE OF CREDIT

In August 2000, the Company entered into a revolving line of credit arrangement with a commercial bank that enabled the Company to borrow up to a total of $7.5 million. Borrowings under the revolving line of credit bear interest at the bank’s prime rate (4.8% at December 31, 2002 and 4.3% at June 30, 2003) plus 2% and are collateralized by substantially all of the Company’s assets. The credit arrangement was renewed in August 2002 to allow for borrowings up to $8.0 million, of which $2.0 million was set aside as a stand-by letter of credit for the Company’s leased office facility. No amounts were outstanding under this arrangement at December 31, 2002 or June 30, 2003.

6.	PREFERRED STOCK AND WARRANTS

In September 2000, the Company entered into a note and warrant purchase agreement with certain stockholders (including its Chief Executive Officer) whereby the Company issued 8% convertible promissory notes which were converted in November 2000 into 145,430 shares of Series B convertible participating preferred stock ($1.0 million to its CEO) and 145,428 shares of Series B-1 convertible participating preferred stock ($999,000 net of issuance costs of $12,000). In addition, the Chief Executive Officer received warrants to purchase 14,388 shares of Series B convertible participating preferred stock and the other stockholders received warrants to purchase 14,386 shares of Series B-1 convertible participating preferred stock at $0.01 per share. The warrants were exercisable upon issuance and Series B-1 warrants expire on the earlier of (i) an IPO or (ii) a liquidation event. The fair value of the warrants at the date of issuance was estimated to be $63,000. The Company valued the warrants using the Black-Scholes model with the following assumptions: risk-free interest rate of 5.83%, contractual life of 365 days, and expected volatility of 75%. No warrants were exercised prior to December 31, 2000. The estimated fair value of these warrants has been accounted for as interest expense as the warrant was originally issued in connection with a promissory note. A portion of the shares of common stock issuable upon the conversion of Series B-1 convertible participating preferred stock is subject to a repurchase agreement whereby the Company can repurchase such shares of common stock at a cost of $0.001 per share. The repurchase right expires 60 days after certain qualifying events such as an IPO. This repurchase right results in an effective conversion rate of one share of common stock for each share of Series B-1 convertible participating preferred stock.

During 2001 the Company did not achieve certain financial targets as defined in the preferred stock agreements. As a result, the number of common shares into which each share of Series B and B-1 convertible participating preferred stock is convertible was increased from one to 1.11, subject to certain adjustments as described in the preferred stock agreements. The Company can be required to convert the convertible participating preferred stock into common stock at the consent of not less than two-thirds of the outstanding convertible participating preferred stockholders, voting together as a single class. Each share of convertible participating preferred stock automatically converts into common stock upon the closing of the sale of the Company’s common stock in a public offering in which the aggregate cash proceeds, net of underwriting discounts and commissions, exceed $20.0 million and the offering price equals or exceeds $4.3128 per share. The redeemable preferred stock does not have conversion rights.

In November 2000, the Company sold 1,467,626 shares of Series B convertible participating preferred stock at $6.95 per share for net proceeds of $10.1 million (less issuance costs of $136,000). As part of the issuance of Series B convertible participating preferred stock, the Company issued warrants to purchase 719,425 shares of the Company’s Series B convertible participating preferred stock for $6.95 per share. The warrants were exercisable after November 15, 2000 and expired on December 31, 2000. The fair value of the warrants at the date of issuance was estimated to be $540,000. The Company valued the warrants using the Black-Scholes model with the following assumptions: risk-free interest rate of 5.83%, contractual life of 46 days, and expected volatility of 75%. None of the warrants had been exercised by December 31, 2000. The estimated fair value of these warrants has been accounted for as a reduction to the preferred stock financing proceeds. In January 2001, the Company’s Board of Directors approved the extension of the expiration date of these warrants from December 31, 2000 to March 31, 2001. The increase in the fair value of the warrants as a result of this extension was estimated to be $312,000 and has been accounted for as a deemed dividend to Series B convertible participating preferred stockholders. These warrants expired unexercised on March 31, 2001.

During 2001, the Company sold 2,270,293 shares of Series B convertible participating preferred stock and 287,770 shares of Series B-1 convertible participating preferred stock for net proceeds of $16.8 million, net of issuance costs of $1.0 million.

The Company will issue additional shares of common stock to Series B convertible participating preferred stockholders if the sales price in the Company’s next liquidity event such as an IPO is lower than a predetermined price per share. The Company will measure the contingent beneficial conversion feature at the commitment date and treat this feature as a preferred dividend but will not recognize this preferred dividend in earnings until the date the contingency is resolved.

The significant terms of the convertible participating preferred stock and the redeemable preferred stock are as follows:

•	The holders of the convertible participating preferred stock have voting rights equivalent to the number of shares of common stock into which they are convertible. The holders of redeemable preferred stock are entitled to one vote per share and to vote with the holders of common stock, voting together as a single class.

•	The convertible participating preferred stockholders are entitled to receive dividends as determined by the Board of Directors, as well as participation in any dividends declared or paid to the common stockholders. The holders of redeemable preferred stock are entitled to receive cumulative cash dividends on the redeemable preferred stock at the rate per annum of $0.19 per share (adjusted to protect against dilution). Such dividends accumulate annually as of December 31 of each year beginning June 11, 1999 until paid and will be cumulative, to the extent unpaid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for payment. As of December 31, 2002 and June 30, 2003, the Company had recorded $0.9 million and $1.1 million with respect to the dividends attributable to the redeemable preferred stockholders.

•	In the event of a liquidation, dissolution, winding up or change of control of the Company, the holders of Series A convertible participating preferred stock, Series B convertible participating preferred stock, and Series B-1 convertible participating preferred stock are entitled to receive $1.5454, $6.95 and $6.95 per share, respectively, subject to adjustment based on the value of the liquidation event plus an amount equal to the value of the shares of common stock into which such shares of convertible participating preferred stock are convertible as established in connection with an extraordinary transaction as defined in the preferred financing agreement, plus any declared but unpaid dividends, plus any accrued interest in the event of a prohibited redemption at the rate of 12% per annum, or 5% over the prime rate during the period from the applicable redemption through the date the shares are redeemed. The holders of Series B and B-1 convertible participating preferred stock may not receive an aggregate liquidation amount of more than $17.38 per share. Redeemable preferred stockholders are entitled to receive $3.09 per share, plus any accumulated but unpaid dividends, plus any accrued interest in the event of a prohibited redemption at the rate of 12% per annum, or 5% over the prime rate during the period from the applicable redemption date through the date the shares are redeemed, prior to any distribution to the common stockholders. If the amounts payable to the redeemable preferred stockholders are not paid in full, the convertible preferred stockholders and redeemable preferred stockholders shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

•

Upon the written consent of the holders of not less than two-thirds of convertible participating preferred stock (voting together as a single class), at any time on or after January 1, 2006 and prior to June 11, 2006, at any time on or after June 11, 2006 and prior to June 11, 2007, at any time on or after June 11, 2007, up to 33.3%, 66.6% and 100%, respectively, of the originally-issued convertible participating preferred stock may be redeemed. The per share redemption price for the

Series A, Series B and Series B-1 convertible participating preferred stock will be equal to the amount each Series would receive upon a liquidation, dissolution, winding up or change of control of the Company, as defined above.

•	The redeemable preferred stock must be redeemed at the closing of a qualifying initial public offering. In addition, upon the written consent of the holders of not less than two-thirds of redeemable preferred stock, at any time on or after January 1, 2006 and prior to June 11, 2006, at any time on or after June 11, 2006 and prior to June 11, 2007, at any time on or after June 11, 2007, up to 33.3%, 66.6% and 100%, respectively, of the originally-issued redeemable preferred stock. The per- share redemption price for the redeemable preferred stock will be $3.09 plus any accumulated but unpaid dividends. As of December 31, 2002 and June 30, 2003, the Company has accreted to the redemption value a total of $136,000 and $158,000 attributable to the redeemable preferred stock.

7.	NOTES RECEIVABLE FROM STOCKHOLDERS

At June 30, 2003, notes receivable from stockholders, representing notes receivable from certain officers and other employees of the Company, were comprised of (in thousands, except share and per share amounts):

Issue Date	Amount	Stock Purchased		Interest Rate
		Number	Price Per Share
January 3, 2000	$1,643	1,645,000	$1.00	6%
June 1, 2000	100	33,333	3.00	8%

In January 2000, the Company sold 1,645,000 shares of common stock to its Chief Executive Officer for $1.00 per share.

These full recourse notes are secured by common stock and generally are due three years from the issue dates. The stock sold in connection with certain of these notes is subject to repurchase by the Company at the original issuance price. This right generally lapses over a four-year period subject to continued employment. At June 30, 2003, approximately 389,830 shares of common stock were subject to repurchase.

On August 15, 2003, the Company’s Chief Executive Officer repaid the Company $1.6 million for the principal balance of the promissory note. The Company forgave accumulated accrued interest of $353,000.

8.	UNEARNED STOCK-BASED COMPENSATION

The Company accounts for its stock-based awards to employees and other equity transactions using the intrinsic value method in accordance with APB No. 25. Accordingly, the Company records unearned stock-based compensation equal to the difference between the grant price and deemed fair value of the Company’s common stock on the date of grant. Such unearned stock-based compensation is being amortized to expense over the vesting period of the options, generally four years, using the accelerated method as outlined in FASB Interpretation No. 28. For the six months ended June 30, 2002 and 2003, the Company recognized $1,428,000 and $464,000 stock-based compensation expense related to stock options granted to employees. Stock-based compensation expense for the six months ended June 30, 2003 excludes one-time stock-based compensation charge of $5.0 million associated with the repricing of stock options in June 2003.

9.	REPRICING OF STOCK OPTIONS

On June 16, 2003, the Company offered to re-price all vested outstanding options as of May 31, 2003 that had an exercise price greater than $1.00. The offer period ended on July 15, 2003. A total of 1,809,235 options to purchase the Company’s common stock were eligible for re-pricing. These options became variable awards as of June 16, 2003. The Company recorded a stock-based compensation charge of $5.0 million in its condensed consolidated statement of operations for the six months ended June 30, 2003.

10.	CONTINGENCIES

In January 2003, the Company received a letter demanding compensation related to a transaction completed in 2001. The potential exposure to the Company in relation to this matter is approximately $2.0 million, which is included in unearned revenue. The Company’s management believes that the demand is without merit and intends to defend itself vigorously.

The Company is subject to various other claims arising in the normal course of business. While the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s consolidated financial statements.

11.	ACQUISITION

On June 9, 2003, the Company signed a non-binding agreement with Mercury Interactive Corporation to sell all of the capital stock of the Company. The acquisition was completed on August 15, 2003. The total purchase price was approximately $267.4 million and consisted of cash consideration of $129.6 million, net of cash acquired of $1.3 million, and transaction costs of $8.3 million.